Troutman Sanders LLP Attorneys at Law The Chrysler Building 405 Lexington Avenue New York, NY 10174-0700 212.704.6000 telephone troutmansanders.com

Exhibit 99.2

October 14, 2011

NTELOS Holdings Corp.

401 Spring Lane

Suite 300

Waynesboro, VA 22980

Ladies and Gentlemen:

We have acted as special tax counsel to NTELOS Holdings Corp., a Delaware corporation (“NTELOS”) in connection with the transactions contemplated by the Form of Separation and Distribution Agreement by and between NTELOS and Lumos Networks Corp., a Delaware corporation (“Controlled”) (the “SDA”), which, once executed, will cause the distribution of all of the common stock of Controlled to the shareholders of NTELOS, and thereby effectuate the separation of NTELOS’ wireless business from its wireline business, and related transactions (collectively, the “Separation”).

At your request, we are rendering our opinion as to certain United States federal income tax consequences of certain transactions contemplated by the SDA. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the NTELOS Certificate of the Executive Vice President & Chief Financial Officer of NTELOS, dated the date hereof (the “NTELOS Certificate”), and any reference to any document includes a reference to any exhibit, appendix or similar attachment thereto.

In providing this opinion, we have reviewed and relied upon: (i) the SDA; (ii) the NTELOS Certificate; (iii) a representation letter from Quadrangle GP Investors LLC, the general partner of Quadrangle GP Investors LP, the general partner of Quadrangle Capital Partners L.P., and QCP GP Investors II LLC, the general partner of Quadrangle GP Investors II LP, the general partner of Quadrangle Capital Partners II L.P., dated the date hereof (the “Quadrangle Rep Letter”); (iv) the Form of Transition Services Agreement; (v) the Form of Tax Matters Agreement; (vi) the Form of Employee Matters Agreement; (vii) the Form of Business Associates Agreement; (viii) the registration statement of Controlled on Form 10 filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2011, and the related preliminary information statement (as amended through the date hereof) (the “Form 10”), the Annual Report of NTELOS filed with the SEC on Form 10-K for the fiscal year ended December 31, 2010 (collectively, the “Public Documents”); (ix) certain resolutions adopted by the Board of Directors of NTELOS and Controlled; and (x) such other documents, records and papers as we have deemed necessary or appropriate in order to give this opinion.

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NTELOS Holdings Corp.

October 14, 2011

For purposes of this opinion, we have assumed: (i) that the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the NTELOS Certificate, Quadrangle Rep Letter, the Form 10, and the SDA are true, complete and correct as of the date of this opinion, and will remain true, complete and correct at all times up to and including the date of the Separation; (ii) that all statements and representations qualified by knowledge, belief or materiality or comparable qualification are true, complete and correct as if made without such qualification; (iii) that all documents submitted to us as originals are authentic, that all documents submitted to us as copies conform to the originals, that all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity; (iv) that the transactions contemplated by the SDA will be consummated in accordance with the provisions of the SDA, without amendment, waiver or modification of any of the terms or conditions set forth therein; (v) that NTELOS, Controlled, and their respective subsidiaries, will treat the Separation and its components for United States federal income tax consequences in a manner consistent with this opinion; (vi) that the Public Documents are true, complete and correct; and (vii) that all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, then the continuing validity of this opinion may be adversely affected.

Based upon and subject to the foregoing, it is our opinion that, under presently applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder:

1.	The 1st Internal Spin-Off.

a.	The 1st Internal Spin-Off will be a transaction described in Section 355(a) of the Code, and the Controlled 1 common Stock will be qualified property for purposes of Section 361(c)(2) of the Code;

b.

Pursuant to Code Section 355(c), Distributing B will not recognize any gain or loss on the distribution of all of the stock of Controlled 1 to Distributing A solely by reason of the 1st Internal Spin-Off, other than with respect to any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury Regulations relating to consolidated returns; and

c.	Pursuant to Code Section 355(a), no gain or loss will be recognized by (and no amount will be includible in the income of) Distributing A solely by reason of the receipt of the stock of Controlled 1.

NTELOS Holdings Corp.

October 14, 2011

2.	The 2nd Internal Spin-Off.

a.	The 2nd Internal Spin-Off will be a transaction described in Section 355(a) of the Code, and the Controlled 2 common Stock will be qualified property for purposes of Section 361(c)(2) of the Code;

b.

Pursuant to Code Section 355(c), Distributing B will not recognize any gain or loss on the distribution of all of the stock of Controlled 2 to Distributing A solely by reason of the 2nd Internal Spin-Off, other than with respect to any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury Regulations relating to consolidated returns; and

c.	Pursuant to Code Section 355(a), no gain or loss will be recognized by (and no amount will be includible in the income of) Distributing A solely by reason of the receipt of the stock of Controlled 2.

3.	The Contribution, the 3rd Internal Spin-Off, and the Cash Distribution.

a.

The Contribution and the 3rd Internal Spin-Off, will qualify as a “reorganization” under Code Section 368(a)(1)(D). The Contribution and the 3rd Internal Spin-Off will not be disqualified or recharacterized as something other than a “reorganization” under Code Section 368(a)(1)(D) by reason of the Drop Down. Controlled and Distributing A will each be a “party to a reorganization” within the meaning of Code Section 368(b);

b.	The 3rd Internal Spin-Off will be a transaction described in Section 355(a) of the Code, and the Controlled common Stock will be qualified property for purposes of Section 361(c)(2) of the Code;

c.

Pursuant to Sections 357(a), 361 and 1032 of the Code, no gain or loss will be recognized by Distributing A or Controlled solely by reason of the Contribution or the 3rd Internal Spin-Off, other than with respect to any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury Regulations relating to consolidated returns;

d.

Pursuant to Code Section 355(a), no gain or loss will be recognized by (and no amount will be includible in the income of) Distributing solely by reason of the receipt of the stock of Controlled and cash in the 3rd Internal Spin-Off.

NTELOS Holdings Corp.

October 14, 2011

4.	The External Spin-Off.

a.	The External Spin-Off will be a transaction described in Section 355(a) of the Code, and the Controlled common Stock will be qualified property for purposes of Section 361(c)(2) of the Code;

b.	Pursuant to Code Section 355(c), NTELOS will not recognize any gain or loss on the distribution of all of the stock of Controlled solely by reason of the External Spin-Off, other than with respect to any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury Regulations relating to consolidated returns; and

c.	Pursuant to Section 355(a) of the Code, and subject to the qualifications set forth below, no gain or loss will be recognized by (and no amount will be includible in the income of) any holder of shares of NTELOS common stock solely by reason of the holder’s receipt of Controlled common stock in the External Spin-Off, except with respect to cash received in lieu of fractional shares of Controlled common stock.

We render no opinion as to any United States federal income tax issues or other matters except as expressly set forth above. We render no opinion as to the United States federal income tax consequences of (i) the transactions under any other provisions of the Code (including Sections 46, 367, 482, 1248 and related provisions of the Code and provisions relating to “dual consolidated losses”); (ii) any conditions existing at the time of, or resulting from, the transaction that are not specifically covered above; (iii) any transactions contemplated by the SDA other than the 1st Internal Spin-Off, the 2nd Internal Spin-Off, the Contribution, the 3rd Internal Spin-Off, and the External Spin-Off; (iv) any expenditures for which an election under Section 59(e) of the Code has been made; (v) non-arm’s length payments (if any) made in connection with the transaction; (vi) any continuing transactions between or among any of NTELOS or NTELOS’s subsidiaries and Controlled or Controlled’s subsidiaries; or (vii) any internal restructuring or assumption of liabilities that occurred in connection with the 1st Internal Spin-Off, the 2nd Internal Spin-Off, the Contribution, the 3rd Internal Spin-Off, and the External Spin-Off. We render no opinion as to the tax consequences of the transaction under state, local, or foreign tax laws.

We render no opinion as to any United States federal income tax consequences to holders of shares of NTELOS common stock who received their NTELOS common stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States. As well, this opinion may not be applicable to holders

NTELOS Holdings Corp.

October 14, 2011

of shares of NTELOS common stock who are subject to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities or tax-exempt organizations).

This opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform NTELOS of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely for the benefit of NTELOS. Furthermore, we are furnishing this opinion solely in connection with the transactions contemplated by the SDA, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Troutman Sanders LLP